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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE
                      PHILIP RESPONDS TO ICAHN 13D FILING

     Hamilton, Ontario, November 16, 1998 -- Philip Services Corp. (NYSE/TSE/ME:
PHV) today responded to a Schedule 13D filed by Carl Icahn of High River Limited Partnership.

     The Company is working with its lenders to develop a debt-restructuring plan that will be completed on schedule by December 15, 1998. While the Company has the support of its lenders on this plan and timeline, Mr. Icahn is endeavouring to accelerate this process. The Board of Directors has considered Mr. Icahn's letter and will advise Mr. Icahn that the Company is willing to meet with him and its other lenders without delay to formulate the restructuring plan for the Company's debt and ownership that will preserve value for all stakeholders.

     "The Board and senior management are committed to working with our lenders to develop and implement this plan in order to stabilize the Company's financial situation," said Jack McGregor, CEO. "The Company and its management have the knowledge of the business, client relationships and employee support to realize a successful restructuring of our debt," continued Mr. McGregor. "Concurrently, management is implementing cash conservation, cost reduction and cash generation initiatives to increase profitability and cash flow from the businesses. The continued support and participation of the Company's lenders for these efforts is the best assurance for securing value."

     Philip Services is an integrated metals recovery and industrial services company with operations throughout the United States, Canada and Europe. Philip provides ferrous and non-ferrous processing services, together with diversified industrial outsourcing services, to all major industry sectors.

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Contact: Lynda Kuhn
         VP Corporate Communications and Investor Relations
         (905) 540-6788/6789
         Media: (905) 540-6658
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